COMMUNIQUÉ DE PRESSE / PRESS RELEASE
POUR PUBLICATION IMMÉDIATE / FOR IMMEDIATE RELEASE

SECOND QUARTER 2006 RESULTS CONFERENCE CALL

Longueuil, July 5, 2006

Cambior will host a conference call on Friday, August 11, 2006 at 2:00 p.m., local time, to discuss its second quarter 2006 results, which will be released on August 10, 2006.

Financial analysts are invited to participate in the call by dialling 1-866-696-5910 in North America, access code 3192189#. Outside of North America, please dial (514) 861-2255, access code 3192189#. Media and all other interested individuals are invited to listen to the live webcast on the Company's website at www.cambior.com or CCNMatthews' at www.ccnmatthews.com/cambior.

The conference call will be available for replay until September 8, 2006 by dialling 1-800-408-3053 in North America, access code 3192189#. Outside of North America, please dial (514) 861-2272, access code 3192189#. The webcast will also be archived on the Company's website.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

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APPEL CONFÉRENCE SUR LES RÉSULTATS DU DEUXIÈME TRIMESTRE 2006

Longueuil, le 5 juillet 2006

Cambior tiendra un appel conférence le vendredi, 11 août 2006 à 14 h 00, heure locale, pour discuter de ses résultats financiers du deuxième trimestre 2006 qui seront diffusés le 10 août 2006.

Les analystes financiers sont invités à se joindre à l'appel en composant le 1-866-696-5910 en Amérique du Nord, code d'accès 3192189# et le (514) 861-2255 à l'extérieur de l'Amérique du Nord, code d'accès 3192189#. Les médias et autres personnes intéressées sont invités à écouter en direct la diffusion de l'appel conférence sur le site Internet de la Compagnie à www.cambior.com ou sur le site Internet de CCNMatthews à www.ccnmatthews.com/cambior.

L'enregistrement de l'appel conférence sera également disponible jusqu'au 8 septembre 2006 en composant le 1-800-408-3053 en Amérique du Nord, code d'accès 3192189# et le (514) 861-2272 à l'extérieur de l'Amérique du Nord, code d'accès 3192189#. La diffusion de l'appel conférence sera également archivée sur le site Internet de la Compagnie.

Cambior inc. est une société internationale aurifère avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Les bons de souscription « CBJ.WT.C » et « CBJ.WT.D » sont inscrits au TSX.

CAMBIOR INC.
Martin Amyot
Manager - Investor Relations	Renmark Financial Communications
Directeur - Relations avec les investisseurs	John Boidman
Tel.: (450) 677-0040	Jason Roy
1-866-554-0554
Fax: (450) 677-3382	Tel. : (514) 939-3989
E-mail: info@cambior.com	www.renmarkfinancial.com
Website: www.cambior.com
PR-2006-13